Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-78709, 33-60443 and 33-60449) of Katy Industries, Inc. of our reports dated March 31, 2006 relating to the consolidated financial statements and financial statement schedule of Katy Industries, Inc. which appears in this Form 10-K.
/s/PricewaterhouseCoopers LLP
St. Louis, Missouri
March 31, 2006